As filed with the Securities and Exchange Commission on October 12, 2022

Registration No. 333- ________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIED ESPORTS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1659427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

745 Fifth Avenue, Suite 500

New York, NY 10151

Tel: (646) 768-4240

(Address of principal executive offices)

ALLIED ESPORTS ENTERTAINMENT, INC. 2019 EQUITY INCENTIVE PLAN

(Full title of the plan)

Ms. Yinghua Chen Chief Executive Officer 745 Fifth Avenue, Suite 500 New York, NY 10151

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bradley Pederson, Esq.

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone: (612) 672-8341

Fax: (612) 672-8341

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INCORPORATION OF CONTENTS OF

REGISTRATION STATEMENT BY REFERENCE

Under the registrant’s 2019 Equity Incentive Plan, as amended (the “Plan”), 3,463,305 shares of the registrant’s common stock, $0.0001 par value per share were originally registered on Form S-8 (File No. 333-239984), filed on July 21, 2020. The contents of the prior registration statement are incorporated herein by reference. On December 30, 2021, the registrant’s stockholders approved an amendment to increase the number of authorized shares of common stock issuable under the Plan by 300,000 shares, from 3,463,305 shares to 3,763,305 shares. This registration statement registers the additional 300,000 authorized shares under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on May 26, 2022;

(b)	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed on June 24, 2022 and August 15, 2022, respectively;

(c)	Our Current Reports on Form 8-K filed with the Commission on February 18, 2022, April 21, 2022, May 23, 2022, July 1, 2022, July 15, 2022 (as amended on July 15, 2022), and September 8, 2022; and

(d)	The description of our Common Stock contained in the Registration Statement on Form S-1 filed on September 18, 2017 (File No. 333-220516), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8. Exhibits.

Exhibit	Description

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 15, 2019)

3.2	Amendment to the Second Amended and Restated Certificate of Incorporation of Allied Esports Entertainment, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 27, 2020)

3.3	Amendment to the Second Amended and Restated Certificate of Incorporation of Allied Esports Entertainment, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed November 9, 2020)

3.4	By-laws (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1/A filed September 22, 2017)

3.5	Amendment to Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 20, 2019)

4.1	Specimen common stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-1/A filed September 22, 2017)

5.1*	Opinion of Maslon LLP as to the legality of the securities being registered

10.1*	Allied Esports Entertainment, Inc. 2019 Stock Incentive Plan

23.1*	Consent of Marcum LLP

23.2*	Consent of Maslon LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereof)

107.1*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on October 12, 2022.

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Yinghua Chen
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Yinghua Chen and Roy Anderson, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Yinghua Chen	Chief Executive Officer and President	October 12, 2022
Yinghua Chen	(principal executive officer) and Director

/s/ Roy Anderson	Chief Financial Officer	October 12, 2022
Roy Anderson	(principal financial and accounting officer)

/s/ Lyle Berman	Vice President, Mergers & Acquisitions, Co-chairman and Director	October 12, 2022
Lyle Berman

/s/ Yangyang Li	Co-chairman and Director	October 12, 2022
Yangyang Li

/s/ Bradley Berman	Director	October 12, 2022
Bradley Berman

/s/ Yushi Guo	Director	October 12, 2022
Yushi Guo

/s/ Joseph Lahti	Director	October 12, 2022
Joseph Lahti

/s/ Jingsheng (Jason) Lu	Director	October 12, 2022
Jingsheng (Jason) Lu

/s/ Benjamin Oehler	Director	October 12, 2022
Benjamin Oehler

/s/ Adam Pliska	Director	October 12, 2022
Adam Pliska

/s/ Guanzhou (Jerry) Qin	Director	October 12, 2022
Guanzhou (Jerry) Qin

/s/ Yuanfei Qu	Director	October 12, 2022
Yuanfei Qu

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